ASSET PURCHASE, TECHNOLOGY TRANSFER AND
LICENCE AGREEMENT

BETWEEN

PROVIANT TECHNOLOGIES, INC.

AND

SPORTS SUPPLEMENT ACQUISITION GROUP INC.

December 10, 2008

ASSET PURCHASE, TECHNOLOGY TRANSFER AND LICENCE AGREEMENT

THIS AGREEMENT made the 10th day of December, 2008,

BETWEEN:

PROVIANT TECHNOLOGIES, INC.,
a corporation incorporated under the laws of Illinois,

(hereinafter referred to as the “Seller”),

- and -

SPORTS SUPPLEMENT ACQUISITION GROUP INC.,
a corporation incorporated under the laws of Delaware,

(hereinafter referred to as “Purchaser”).

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

SECTION 1
INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with, such Person.

“Applicable Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority having jurisdiction over the Seller or over any part of the Purchased Assets, including without limitation, the Employment Legislation.

 “Assumed Liabilities” has the meaning set out in subsection 3.6.

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission, arbitrator or arbitration board or other similar body, whether federal, state, state or municipal.

“Books and Records” means all books and records relating to the Purchased Assets (other than books and records required to be retained by the Seller, copies of which will be made available to the Purchaser).

“Business Day” means any day, other than a Saturday or a Sunday, or a statutory public holiday in the State of Illinois.

“Purchaser Shares” has the meaning set out in subsection 3.2.

 “Cash Payment” means all payments made by the Purchaser pursuant to subsections 3.2(i) and 3.2(ii).

“Claim” has the meaning set out in subsection 10.3.

 “Closing Date” means December 10, 2008, or such other date as the Seller and the Purchaser may mutually determine.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.001 per share, of the Purchaser.

 “Contracts” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument, orders or other commitment, whether written or oral.

 “Control” and its derivatives mean, with regard to any Person, the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the capital stock (or other ownership interests, if not a corporation) of such Person ordinarily having voting or equivalent rights.

“Derivative Works” means any work of authorship that is based, in whole or in part, upon any pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adopted and which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute an infringement of copyright in that work.

“Direct Claim” has the meaning set out in Section 10.3.

 “Employment Legislation” means any applicable Federal or state employment legislation.

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any contract to create any of the foregoing.

 “Indemnified Party” has the meaning set out in subsection 10.3.

“Indemnifying Party” has the meaning set out in subsection 10.3.

“Intellectual Property” means all industrial or intellectual property in any jurisdiction, including: (a) trademarks, service marks, trade names, brand names, domain names and other identifying names or marks; (b) patents and patent rights; (c) registered and unregistered industrial designs; (d) trade secrets and other confidential or non-public business information, including ideas, formulae, compositions, inventor's notes, discoveries and improvements, know-how, business processes and techniques, manufacturing and production processes and techniques, and research and development information (whether or not patentable), invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans and supplier lists and information; (e) writings and other copyrightable works of authorship, including computer programs, data bases, business processes and documentation therefore, and all copyrights to any of the foregoing; (f) moral rights and waivers thereof; (g) internet protocol addresses and all other network addresses; (h) registrations of, and applications to register, any of the foregoing with any government authority and any renewals or extensions thereof; and (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

 “knowledge of the Seller” and any equivalent expressions means the knowledge of the officers of the Seller involved with the business conducted with the Purchased Assets who would reasonably be expected to have knowledge of the subject matter at hand, after due inquiry.

 “Licensed Intellectual Property” means, collectively, the Licensed Patents and the Licensed Trademarks and the domain names listed in Schedule 2.2(c).

 “Licensed Patents” means the patent applications described in Schedule 2.2(a).

 “Licensed Trademarks” means the trademark applications described in Schedule 2.2(b) and 2.2(c).

“Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly as a consequence of such matter.

“Manufacturing Agreement” means the Manufacturing Agreement, dated as the Closing Date, between the Purchaser and the Seller, in the form attached as Exhibit C attached hereto.

“Non-Compete Agreement” means the Non-Compete Agreement, dated as the Closing Date, between the Purchaser and the Seller, in the form attached as Exhibit D attached hereto.

 “Notes” has the meaning set out in subsection 3.2.

 “Permits” has the meaning set out in subsection 4.1.

 “Person” means an individual, corporation, partnership, joint venture, association, trust, pension fund, union, Authority or other entity.

 “Products” means (a) the following product formulas currently offered by Seller: 6-OXO Extreme, ClearShot and AMP 2; and (b) the following products comprised of a single chemical compound or ingredient currently offered by Seller: 6-OXO, 11-OXO, 1-AD and Geranamine, but does not include other products marketed by the Seller or any third party which include such chemical compounds or ingredients and other active ingredients that make such other products distinctively different from the acquired Products.

 “Purchase Price” has the meaning set out in subsection 3.1.

“Purchased Assets” has the meaning set out in subsection 2.1.

 “Right of First Refusal Agreement” means the Right of First Refusal Agreement, dated as the Closing Date, between the Purchaser and the Seller, in the form attached as Exhibit E attached hereto.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service Agreement” means the Service Agreement, dated as the Closing Date, between the Purchaser and the Seller, in the form attached as Exhibit F attached hereto.

 “Time of Closing” means 11:00 a.m. (local time) on the Closing Date, or such other time on the Closing Date as the Seller and the Purchaser may mutually determine.

“Third Party Claim” has the meaning set out in subsection 10.3.

 “Transaction Agreements” means, collectively, this Agreement, the Note, the Warrant Agreement, the Service Agreement, the Manufacturing Agreement, the Non-Compete Agreement, the Voting Agreement and the Right of First Refusal Agreement.

 “Transferred Know-How” means all of the trade secrets, know-how, confidential information and other intangible property and Intellectual Property rights owned by the Seller which are used by the Seller as of the date hereof exclusively in connection with and required for the operation of the Purchased Assets, other than Licensed Patents and Licensed Trademarks.

“Voting Agreement” means the Voting Agreement, dated as the Closing Date, among the Purchaser, the Seller and James Klein, in the form attached as Exhibit G attached hereto.

 “Warrant Agreement” means the Warrant Agreement, dated as of the Closing Date, between the Purchaser and the Seller, in the form attached as Exhibit H hereto.

1.2	Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3	Sections and Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.

1.4	Number and Gender

In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

1.5	Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6	Time of Essence

Time shall be of the essence in this Agreement.

1.7	Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Illinois and the federal laws of the United States applicable therein and each party irrevocably attorns to the exclusive jurisdiction of the courts of such State and the federal courts located therein and all courts competent to hear appeals therefrom.

1.8	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.9	Successors and Assigns

This Agreement shall ensure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.  Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

1.10	Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.11	Schedules

The Schedules are attached to and form part of this Agreement.  Where no Schedule as referred to following is attached, the Schedule shall be deemed to be attached and shall be interpreted as “Nil.”

SECTION 2
PURCHASE AND SALE OF PURCHASED ASSETS AND SUBSCRIPTION

2.1	Transfer of Purchased Assets

Subject to the applicable provisions of this Agreement, the Seller agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase and assume from the Seller, all right, title, obligations and interest of the Seller in and to the following property and assets (collectively, the “Purchased Assets”):

(a)	Products. All of the Seller's right, title and interest to the Products;

(b)	Trade Show Booth. The Seller’s right and title to the trade show booth; and

(c)	Transferred Know-How. All of the Seller's right, title and interest in and to the Transferred Know-How.

(d)	Inventory. All of the Seller’s right, title and interest in Products constituting finished goods held for inventory.

(e)	Deposits. All of the Seller’s right, title and interest in customer deposits related to the Products.

(f)	Transferred Trademarks and Web Domains. All of the Seller’s right, title and interest in the Trademarks and Web Domains listed in Schedule 2.1(f).

2.2	Licensed Intellectual Property

Subject to the applicable provisions of this Agreement:

(a)
Licensed Patents.  The Seller hereby agrees to license to the Purchaser and the Purchaser hereby agrees to license from the Seller, effective as of and from the Closing Date, a non-exclusive, transferable, irrevocable, fully-paid, license to make, have made, use, sell, have sold, import and distribute the subject matter of the Licensed Patents described in Schedule 2.2(a) for a term limited to the term of such License’s Patent; and

(b)
Non-Exclusive Licensed Trademarks.  The Seller hereby agrees to license to the Purchaser and the Purchaser hereby agrees to license from the Seller, effective as of and from the Closing Date, a non-exclusive, transferable upon written consent of Seller (which consent shall not be unreasonably withheld), irrevocable, fully-paid, license to use the Licensed Trademarks described in Schedule 2.2(b); provided, however, Purchaser shall have the exclusive right to name a product after the Licensed Trademarks described in Schedule 2.2(b) and no other customer of Seller shall be permitted use such Licensed Trademarks other than to identify the applicable ingredient on its label as being covered by the Licensed Trademark owned by Seller.

SECTION 3
PURCHASE PRICE

3.1	Purchase Price

The aggregate purchase price (the “Purchase Price”) payable by the Purchaser for the Purchased Assets (other than Inventory) and the license hereby granted in the Licensed Intellectual Property shall be equal to the value of the Purchaser Shares, Notes and warrants subject to the Warrant Agreement issued in subsection 3.2 hereof and Cash Payment (as defined below), such sum being the aggregate fair market value of the Purchased Assets and the license of the Licensed Intellectual Property as at the Time of Closing.

3.2	Satisfaction of Purchase Price

The Purchase Price shall be payable as follows,

(i)
Upon Closing, the parties shall execute a letter of direction issued to Tummelson, Bryan & Knox, LLP authorizing the release to Seller of the earnest deposit in the amount of $100,000 (less any bank wire fees)  previously deposited therewith by Purchaser,

(ii)	the Purchaser hereby agrees to issue and deliver to the Seller at the Time of Closing, a wire transfer in the amount of $400,000,

(iii)
the Purchaser hereby agrees to issue and deliver to the Seller, a non-interest bearing note (the “Short-Term Note”) in the form of Exhibit A providing for the payment from time to time within 75 days of closing of an aggregate amount of $1,500,000,

(iv)	the Purchaser hereby agrees to deliver to the Seller certificates representing an aggregate of 400 shares of Purchaser’s common stock (the “Purchaser Shares”) registered in the name of the Seller,

(v)
the Purchaser hereby agrees to issue and deliver to the Seller, its notes (the “Long-Term Notes,” and, together with the Short-Term Note, the “Notes”) in the form of Exhibits B-1, B-2 and B-3 providing for the payment on the first, second and third anniversaries of Closing, the amount of $ 666,666, $ 666,666 and $ 666,668 respectively plus interest at the rate of 7% per annum, and

(vi)
the Purchaser hereby agrees to issue and deliver to the Seller the Warrant Agreement evidencing a warrant effective upon the Purchaser’s becoming a public reporting company to purchase 2,000,000 shares of the Purchaser’s common stock at an exercise price of $0.75 (in each case, after giving effect to the contemplated reverse acquisition which has been disclosed to Seller) which vests ratably on the first, second and third anniversaries of its effective date and which expires on the fifth anniversary thereof.

3.3	Purchase of Inventory

As of the Closing Date, the Purchaser and Seller shall conduct an inventory of all of Seller’s manufactured goods related to the purchased Products.  The Purchaser shall acquire such inventory according to the pricing schedule attached as Schedule 3.3, to be paid in cash within 60 days of the final determination of the Inventory.

3.4	Allocation of Purchase Price

The Seller and the Purchaser agree to negotiate in good faith the allocation of the Purchase Price among the purchased assets prior to the Closing Date and to report the purchase and sale of the Purchased Assets and the license hereby granted in the Licensed Intellectual Property for all federal, state and local tax purposes in a manner consistent with such allocation.

3.5	Assumed Liabilities

The Purchaser hereby assumes, with effect as of the Closing Date, those liabilities of the Seller listed in Schedule 3.5 (the “Assumed Liabilities”).  The Purchaser shall not assume nor have any responsibility with respect to any debt or obligation of the Seller except as specifically listed herein.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets and the license hereby granted in the Licensed Intellectual Property:

4.1	Organization

The Seller is a corporation existing under the laws of Illinois and has the corporate power to own the Purchased Assets and to enter into this Agreement and to perform its obligations hereunder.

4.2	Authorization

This Agreement has been duly authorized, executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3	No Other Agreements to Purchase

No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets.

4.4	No Violation

The execution and delivery of this Agreement by the Seller and the consummation of the transactions herein provided for will not result in:

(a)
except for the requirement to give the required notices and to obtain the required consents described in Schedules 4.7(a) and 4.7(b), the material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Seller under:

(i)	any Contract to which the Seller is a party or by which it or its properties are bound;

(ii)	any provision of the organizational documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholder of the Seller;

(iii)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Seller;

(iv)	any Permit; or

(v)	any Applicable Law; nor

(b)	the creation or imposition of any Encumbrance on any of the Purchased Assets.

4.5	Title

The Purchased Assets are owned beneficially by the Seller with good title thereto, and at Closing will be transferred to the Purchaser free and clear of all Encumbrances.

4.6	Compliance with Laws; Permits

The Seller has complied in all material respects with all Applicable Laws applicable to the Purchased Assets.  Schedule 4.6 sets out a complete and accurate list of all permits issued by Authorities, licenses, approvals, consents, registrations, certificates and other authorizations (collectively, the “Permits”) held by or granted to the Seller which are material to the Purchased Assets, and there are no other material Permits necessary for the Purchaser to use the Purchased Assets as currently used by the Seller, or for the Seller to own or lease the Purchased Assets in compliance with Applicable Law.  All such Permits are valid, subsisting and in good standing and the Seller is not in material default or breach of any Permit and, to the knowledge of the Seller, no proceeding is pending or threatened to revoke or limit any Permits.  The Seller has provided a true and complete copy of each Permit listed in Schedule 4.6 and all amendments thereto to the Purchaser.

4.7	Consents and Approvals

(a)
Except as described in Schedule 4.7(a), there is no requirement to make any filing with or give any notice to any Authority, or obtain any Permit as a condition to the lawful consummation of the transactions contemplated by this Agreement other than those which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser.

(b)
There is no requirement under any Contract to which the Seller is a party or by which it or its properties are bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 4.7(b).

4.8	Litigation

Except as described in Schedule 4.8, there are no actions, suits, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of the Seller) pending or, to the knowledge of the Seller, threatened, at law or in equity or before or by any Authority against the Seller, which could affect the Purchased Assets or result in an Encumbrance upon any of the Purchased Assets.

4.9	Intellectual Property

(a)
Intellectual Property.  All patents, patent applications and software owned by the Seller and required for the use of the Purchased Assets (as such business has been operated by the Seller prior to the date of this Agreement) are listed in Schedule 4.9(a).

(b)	Title.

(i)
Other than the third party licensees of the Licensed Intellectual Property listed in Schedule 4.10(b)(i), the Seller owns all right, title and interest in and to each item of the Licensed Patents and, to the knowledge of the Seller, the Transferred Know-How, free and clear of all Encumbrances and any co-ownership interests, and the Seller has not authorized any Person to use, or granted any option to acquire any rights to, or licences to use, or sold, assigned or otherwise transferred, any of the Licensed Intellectual Property.

(ii)
Other than the third party licensees of the Licensed Patents listed in Schedule 4.10(b)(i) and, no notice from any other Person has been received by the Seller that any Person has any right, title or interest in or to or right to use any of the Licensed Patents or Transferred Know-How.

(iii)	The Seller has the right to grant the licences hereby granted to each item of the Licensed Patents.

(c)	Validity.

(i)
To the knowledge of the Seller, the Licensed Intellectual Property and Transferred Know-How have not been used or enforced, or failed to be used or enforced by the Seller, in a manner that would result in the non-renewal, abandonment, cancellation or unenforceability of any of the Transferred Know-How or the Licensed Intellectual Property.

(ii)	To the knowledge of the Seller, all of the Transferred Know-How and the Licensed Intellectual Property is in full force and effect.

(iii)
The Seller has renewed or made applications for renewal within the applicable renewal periods for all registered Licensed Intellectual Property.  The Seller has not received written notice that any application for registration or issuance of any Licensed Intellectual Property by or for the benefit of the Seller has been rejected.  The Seller has not received written notice that any Person has challenged the validity of or opposed the registration of any of the Licensed Patents.

(d)	Claims Against Validity.

(i)
The Seller has not received any written notice of any adverse claim or litigation and is not party to any litigation challenging the validity, ownership or enforceability of any of the Licensed Intellectual Property, or the Seller's right to use, assign or license (as applicable) the Licensed Intellectual Property.

(ii)
To the knowledge of the Seller, there are no facts which cast doubt on the validity or enforceability of any of the Seller's rights in the Licensed Intellectual Property other than usual doubts related to the possibility that an examiner or a Person opposed in interest may seek, as may occur in the ordinary course of the prosecution or enforcement of Intellectual Property rights, to narrow, disallow or challenge the validity or the scope of protection sought or obtained by the Seller in such Intellectual Property.

(e)	Non-Infringement.

(i)
To the knowledge of the Seller, the use of the Licensed Intellectual Property does not infringe upon or breach any rights in the Intellectual Property of any other Person.  As of the date hereof, the use of the Licensed Intellectual Property does not require the payment (other than as may be required in connection with the use of any commercial software which may be required for the use of the Licensed Intellectual Property) of any royalty, fee or other payment or the conferral of any other benefit on another Person.

(ii)
The Seller has not received any written notice of any adverse claim, litigation or assertion of infringement and the Seller is not a party to any litigation alleging that the use of the Purchased Assets, as now carried on infringes upon or breaches any rights in the Intellectual Property of any other Person.

(iii)
To the knowledge of the Seller, there is no unauthorized use, infringement or misappropriation of any Licensed Intellectual Property by any Person.  The Seller has not covenanted or agreed with any Person not to sue or otherwise enforce any legal rights with respect to any of the Licensed Intellectual Property.

(f)
Protection of Rights.  The Seller has employed commercially reasonable measures to protect its rights in the Licensed Intellectual Property and to maintain the validity of its Intellectual Property rights therein.

4.10	Inventory.

All of the finished goods inventory is in good saleable condition and any write downs in respect of spoiled or obsolete inventory have been taken in accordance with GAAP.

4.11	Securities Representations

(a)
Investment Intent.    Seller is acquiring the Purchaser Shares for its own account and not with a view to any distribution of the Purchaser Shares acquired by it, and it has no present arrangement to sell any of its Purchaser shares to or through any Person, provided that this representation shall not be construed as an undertaking to hold any Purchaser Shares for any minimum or other specific term, and the shareholders reserve the right to dispose of Purchaser Shares at any time in accordance with Applicable Law.

(b)
Sophistication.    Seller has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Purchaser Shares. Each such shareholder acknowledges that an investment in the Purchaser Shares is speculative and involves a high degree of risk.

(c)
Access to Information.    The Seller has received or had access to all documents, records and other information pertaining to the Purchaser that it has requested,  and has been given the opportunity to meet or have telephonic discussions with representatives of the Purchaser, to ask questions of them, to receive answers concerning the terms and conditions of this investment and to obtain information that the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to the Seller.

(d)	Certification. At the Closing, Seller will provide a certificate confirming these representations in form and substance satisfactory to the Purchaser.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows and acknowledges and confirms that the Seller is relying on such representations and warranties in connection with its sale of the Purchased Assets in exchange for the Purchaser Shares, and other consideration hereunder:

5.1	Organization

The Purchaser is existing under the laws of Delaware and has the corporate power to enter into this Agreement and to perform its obligations hereunder and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

5.2	Authorization

This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.  All necessary corporate action has been taken by the Purchaser to authorize the issuance of the Purchaser Shares, Notes and Warrant Agreement to the Seller and upon receipt by the Seller of the Purchase Price, the Purchaser Shares will be issued as fully paid and non-assessable shares in full compliance with applicable securities laws (assuming the accuracy of the Seller’s representations in Section 4.11).

5.3	No Violation

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in  the material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Purchaser under:

(a)	any Contract to which the Purchaser is a party or by which it is or its properties are bound;

(b)	any provision of the organizational documents or by-laws or resolutions of the board of directors (or any committee thereof) of the Purchaser;

(c)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

(d)	any law, statute, ordinance, regulation, rule, by-law, judgement, decree or order of any Authority having jurisdiction over the Purchaser.

5.4	Consents and Approvals

Except as set out in Schedule 5.4, there is no requirement for the Purchaser to make any filing with or give any notice to any Authority, or obtain any Permit as a condition to the lawful consummation of the transactions contemplated by this Agreement.  There is no requirement under any Contract to which the Purchaser is a party or by which it or its properties are bound to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the consummation of the transactions contemplated by this Agreement, the failure of which to provide such notice or obtain such consent would prevent the Purchaser from fulfilling its obligations under this Agreement.

5.5	Litigation

There are no actions, suits, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of the Purchaser) pending or, to the best of the knowledge of the Purchaser, threatened, at law or in equity or before or by any Authority against the Purchaser which adversely affects or challenges the legality, validity or enforceability of this Agreement, any of the Transaction Agreements or the Seller Shares.

5.6	Capitalization

The capitalization of the Purchaser is as described on Schedule 5.6.  Immediately prior to Closing, the Purchaser’s shareholders listed on Schedule 5.6 shall be the only record or beneficial owners of the Purchaser’s common stock or other securities of any kind of the Purchaser.  There are no outstanding or authorized stock option, stock appreciation, phantom stock or similar rights with respect to the Purchaser and there are no obligations, agreements or understandings on the part of the Purchaser to issue, grant or sell any securities of any kind or class of the Purchaser outstanding, or any rights or commitments convertible into any kind or class of securities of the Purchaser currently outstanding.

SECTION 6
SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

6.1	Survival of Covenants, Representations and Warranties

To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and shall continue for the applicable limitation period notwithstanding such closing nor any investigation made by or on behalf of the party entitled to the benefit thereof; provided, however, that the representations and warranties set out in Section 4 and Section 5 and the corresponding representations and warranties set out or incorporated in the certificate to be delivered pursuant to subsection 8.1(a) (other than those contained in Sections 4.1 and 5.1(Organization), 4.2 and 5.2(Authorization), 4.3 (No Other Agreements to Purchase), 4.5 (Title)) shall terminate on the day that is fifteen (15) months after the Closing Date.

SECTION 7
COVENANTS

7.1	Operate in Ordinary Course.

From and after the date hereof through to the Closing Date, the Seller shall operate in the ordinary course with past practice.  Without limiting the foregoing, the Seller shall not without the written consent of the Purchaser:

(a)	accelerate the collection of accounts receivable;

(b)	discount inventory; or

(c)	increase the salary or benefits of any of its employees.

7.2	Preservation of Organization.

The Seller shall use reasonable commercial efforts to preserve intact its relationships with its employees, provided that this Agreement shall not require the Seller to increase the salary of or make other payments to its employees.

7.3	Access to Purchased Business and Purchased Assets

The Seller shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, all title documents, Contracts, policies, plans, reports, licences, orders, Permits and all other documents, information and data relating to the Purchased Assets.  The Seller shall afford the Purchaser and its authorized representatives reasonable access to the Purchased Assets.  At the request of the Purchaser, the Seller shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Assets or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the Purchased Assets maintained by Authorities.  At the Purchaser's request, the Seller shall co-operate with the Purchaser in arranging any such meetings as the Purchaser may reasonably request with employees, auditors, accountants, solicitors or any other persons engaged or previously engaged to provide services to the Seller who have knowledge of matters relating to the Purchased Assets.  The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 7.1 shall not mitigate or otherwise affect the representations and warranties of the Seller hereunder which shall continue in full force and effect as provided in subsection 6.1.

7.4	Delivery of Books and Records

At the Time of Closing, pursuant to subsection 9.1 there shall be delivered to the Purchaser by the Seller copies of such Books and Records relating to the Purchased Assets as the Purchaser may reasonably request, to the extent such Books and Records have been retained by the Seller.  The Purchaser agrees that it will preserve the Books and Records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Seller or its authorized representatives reasonable access thereto in connection with the affairs of the Seller relating thereto, but the Purchaser shall not be responsible or liable to the Seller for or as a result of any accidental loss or destruction of or damage to any such Books and Records.

7.5	Delivery of Conveyancing Documents

The Seller shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good title, free and clear of all Encumbrances.

7.6	Retention of Collins, McDonald & Gann, P.C., McDonald & Gann, P.C.

Each of Seller and Purchaser agrees to retain Collins, McDonald & Gann, P.C. for a minimum of six months after Closing at a fee of $1,500 per month.

7.7	Right of First Refusal Agreement

Seller and Purchaser shall perform their obligations under the Right of First Refusal Agreement.

7.8	Non-Compete Agreement

Seller and Purchaser shall perform their obligations under the Non-Compete Agreement.

7.9	Voting Agreement

Seller, James Klein and Purchaser shall perform their obligations under the Voting Agreement.

7.10	Insurance

Upon Closing, Purchaser shall maintain comprehensive general liability insurance, including contract liability, products liability, bodily injury and property damage insurance, in an amount not less than $2,000,000 coverage per occurrence.

7.11	No Change in Purchaser’s Capitalization

Until the closing of the contemplated reverse acquisition which has been disclosed to the Seller, Purchaser shall not effect any change in its capitalization as set forth on Schedule 5.6 without the prior written consent of the Seller, which the Seller may grant or withhold in its sole and absolute discretion.

SECTION 8
CONDITIONS OF CLOSING

8.1	Conditions of Closing in Favour of the Purchaser

The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

(a)
Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement shall be true and correct at the Time of Closing in all material respects (except where a representation and warranty contains a materiality qualification, in which case the representation and warranty shall be true and correct at the Time of Closing in all respects) with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate executed by the Seller, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(b)
Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(c)
Regulatory Consents.  There shall have been obtained from all appropriate Authorities such consents and approvals as are required to be obtained by the Seller to permit the change of ownership of the Purchased Assets contemplated hereby, including, without limitation, those described in Schedule 4.7(a), in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(d)
Contractual Consents.  Subject to Section  7.4, the Seller shall have given or obtained the notices, consents and approvals described in Schedule 4.7(b), in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(e)
No Action or Proceeding.  No legal or regulatory action or proceeding shall be pending or threatened by any person against the Licensed Intellectual Property or to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party's obligations under any agreement contemplated in this Agreement to be executed and delivered by either party at the Time of Closing;

(f)	No Material Damage. No material damage by fire or other hazard to the whole or any material part of the Purchased Assets shall have occurred prior to the Time of Closing;

(g)	No Encumbrances. All Encumbrances on the Purchased Assets, except Permitted Encumbrances shall have been validly discharged;

(h)	Transaction Agreements. The Transaction Agreements shall have been entered into by the parties thereto, in a form satisfactory to the parties thereto, acting reasonably.

If any of the conditions contained in this subsection 8.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Seller, terminate this Agreement and the obligations of the Seller and the Purchaser under this Agreement shall be terminated.  Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

8.2	Conditions of Closing in Favour of the Seller

The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Seller, to be performed or fulfilled at or prior to the Time of Closing:

(a)
Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Time of Closing (except where a representation and warranty contains a materiality qualification, in which case the representation and warranty shall be true and correct at the Time of Closing in all respects) with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate executed by the Purchaser, and a certificate executed by the Purchaser, each dated the Closing Date, to that effect shall have been delivered to the Seller, such certificates to be in form and substance satisfactory to the Seller, acting reasonably;

(b)
Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Purchaser, and a certificate executed by a senior officer of the Purchaser, each dated the Closing Date, to that effect shall have been delivered to the Seller, such certificates to be in form and substance satisfactory to the Seller, acting reasonably;

(c)
No Action or Proceeding.  No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party's obligations under any agreement contemplated in this Agreement to be executed and delivered by either party at the Time of Closing;

(d)	Transaction Agreements. The Transaction Agreements shall have been entered into by the parties thereto in a form satisfactory to the Seller, acting reasonably;

(e)	Share Certificate. The Purchaser shall have delivered to the Seller certificates representing the Purchaser Shares registered in the name of Seller; and

(f)	Cash Payment, Warrant Agreement and Notes. The Purchaser shall have delivered to the Seller the Cash Payment, Warrant Agreement and the Notes in accordance with subsection 3.2 hereof.

If any of the conditions contained in this subsection 8.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Seller, acting reasonably, the Seller may, by notice to the Purchaser, terminate this Agreement and the obligations of the Seller and the Purchaser under this Agreement shall be terminated.  Any such condition may be waived in whole or in part by the Seller without prejudice to any claims it may have for breach of covenant, representation or warranty.

SECTION 9
CLOSING DATE AND TRANSFER OF POSSESSION

9.1	Place of Closing

The closing of the purchase and sale of the Purchased Assets shall take place at the Time of Closing at the offices Corsair Advisors, Inc., 497 Delaware Avenue, Buffalo, New York 14202 and Tummelson, Bryan & Knox, LLP, PO Box 99, Urbana, Illinois 61803 provided however that such closing may be effected by electronic delivery of signature pages (by either email or facsimile transmission) and funds and securities will be held in escrow pending closing instruction to such counsel by the Purchaser and the Seller.

9.2	Further Assurances

From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after such date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, assignments, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

SECTION 10
INDEMNIFICATION

10.1	Indemnification by the Seller

The Seller agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)
any breach by the Seller of or any inaccuracy in any representation or warranty of the Seller contained in this Agreement or in any agreement, certificate or other closing document delivered pursuant hereto (provided that the Seller shall not be required to indemnify or save harmless the Purchaser in respect of any breach of or inaccuracy in any representation or warranty unless the Purchaser shall have provided notice to the Seller in accordance with subsection 10.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 6.1);

(b)
any breach or non-performance by the Seller of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other closing document delivered pursuant hereto; and

(c)
any liabilities, obligations or commitments of the Seller related to the Purchased Assets, existing at or prior to the Time of Closing or arising from or relating to the period prior to the Time of Closing (provided however that any such liabilities, obligations or commitments, to the extent that they arise from or relate to the period after the Time of Closing, shall be the responsibility of the Purchaser);.

provided that the indemnity by the Seller pursuant to this Section 10.1 shall not be for any Losses in connection with liabilities, obligations or commitments related to the Assigned Contracts arising after the Time of Closing.

10.2	Indemnification by the Purchaser

The Purchaser agrees to indemnify and save harmless the Seller from all Losses suffered or incurred by the Seller as a result of or arising directly or indirectly out of or in connection with:

(a)
any breach by the Purchaser of or any inaccuracy in any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other closing document delivered pursuant hereto (provided that the Purchaser shall not be required to indemnify or save harmless the Seller in respect of any breach of or inaccuracy in any representation or warranty unless the Seller shall have provided notice to the Purchaser in accordance with subsection 10.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in subsection 6.1);

(b)
any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other closing document delivered pursuant hereto, including any breach or non performance by the Purchaser of any covenant to be performed after the Time of Closing in connection with the Assigned Contracts; and

(c)
the operations of the Purchased Assets after the Time of Closing including, without limitation, any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities.

10.3	Notice of Claim

In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which the other party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available), the factual basis for the Claim and the amount of the Claim, if known.  If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

10.4	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty (30) Business Days to make such investigation of the Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or prior to the expiration of such thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.  If the parties are unable to resolve the dispute within a reasonable time, and in any event within thirty (30) Business Days of such written request (or a mutually agreed upon extension thereof), the dispute shall, at the request of either party, be referred to binding arbitration in accordance with the provisions of Schedule 10.4.

10.5	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control at the expense of the Indemnifying Party, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

10.6	Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed provided the Indemnified Party has given the Indemnifying Party at least five business days prior written notice of any proposed settlement, compromise or payment and afforded the Indemnifying Party an opportunity to consult with the Indemnified Party regarding the proposed settlement, compromise or payment.  Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

10.7	Dollar Limitations

No Indemnifying Party shall have any liability under the indemnification provisions of this Section 10 unless and until the gross aggregate amount of Claims brought by the Indemnified Party exceeds $40,000.  The aggregate amount of all Claims for which an Indemnifying Party shall be obligated to pay pursuant to this Section 10 shall be limited to the amount of $4,000,000.

10.8	No Right of Set-Off

The Purchaser shall have no right under any circumstances to offset or deduct, in whole or in part, the amount of any Losses or any settlement, compromise or payment resulting from one or more Claims giving rise to a claim for indemnification against any amounts owed by the Purchaser to the Seller pursuant to the terms of this Agreement or any of the Transaction Agreements.

10.9	Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

10.10	Exclusivity

The provisions of this Section 10 shall apply to any Claim for breach of any covenant, representation, warranty, indemnity or other provision of this Agreement or any certificate delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Section 10.

SECTION 11
MISCELLANEOUS

11.1	Neutral Construction

The Parties represent and agree that the final terms of this Agreement are the product of fair and arm's length negotiations between the Parties, each of whom has sought and received legal advice from counsel of its own choosing with regard to its contents and the rights and obligations affected hereby. The Parties agree that this Agreement shall therefore be deemed to have been drafted by them jointly and equally, and that the provisions of this Agreement should not be construed against either Party for reason that such Party had a greater degree of drafting responsibility for such provision(s).

11.2	Notices.

(a)
Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, by over night courier, by telecopy or similar means of recorded electronic communication or by registered mail addressed as follows:

If to the Seller:
Proviant Technologies, Inc.
309 W. Hensley Rd.
Champaign, Illinois  61826
Attention: Ramlakhan Boodram, President
Fax No.: (217) 398-0002

If to the Purchaser:

Sports Supplement Acquisition Group Inc.
2348 Lucerne Road, Suite 172
Mount-Royal, QC H3R 2J8
Attention: James Klein
Fax No.: (514) 735-0012

(b)
Any such notice or other communication delivered by personal delivery or overnight courier shall be deemed to have been given and received on the day on which it was delivered (or, if such day is not a Business Day, on the next following Business Day), and if transmitted by telecopier, on the day of transmission thereof if such day is a Business Day and is received before 5:00 pm (local time to the recipient) or otherwise on the next Business Day after the day of transmittal, provided that the party so transmitting the notice has received confirmation of its successful transmittal, and if mailed or sent by registered mail, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means personal delivery, telecopier or recorded electronic communication as aforesaid.

(c)	Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this subsection 11.2.

11.3	Commissions, etc

Each party agrees to indemnify and save harmless the other party from and against all Losses suffered or incurred in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the other party.

11.4	Consultation

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

11.5	Disclosure

Prior to any public announcement of the transaction contemplated hereby pursuant to subsection 11.4, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution or other investor contacted by it with respect to any financing required in connection with such transaction and counsel to such institution or other investor, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

11.6	Reasonable Commercial Efforts

The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use reasonable commercial efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

11.7	Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Execution may be made by facsimile signature which, for all purposes, shall be deemed to be an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

PROVIANT TECHNOLOGIES, INC.

Per:	/s/ Ramlakhan Boodram
Name: Ramlakhan Boodram
Title: President

SPORTS SUPPLEMENT
ACQUISITION GROUP INC.

Per:	/s/ James Klein
Name: James Klein
Title: President